AMENDMENT NO. 1 TO THE
EMPLOYMENT AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
LUANN VIA

This AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the 2nd day of May, 2013, between Christopher & Banks Corporation, a Delaware corporation (the “Corporation”), and LuAnn Via (the “Executive”).

RECITALS

The Corporation and the Executive entered into an Employment Agreement as of October 29, 2013 (the “Agreement”). The Corporation and the Executive desire to make certain modifications to the Agreement.

Section 4.5 of the Agreement provides for a guaranteed bonus to be paid to Executive (the “make-whole bonus”). Executive has agreed to forego and irrevocably waive the payment of the make-whole bonus.

Section 4.11 of the Agreement provides for certain relocation benefits to be paid to Executive, which relocation payments include the payment of up to $5,000 per month for up to six (6) months of temporary living expenses, representing a potential cost to the Company of up to $30,000 in the aggregate.

Executive has purchased a residence in Minneapolis, Minnesota, resulting in the cessation of her temporary living expenses to be paid by the Company, such that the total temporary living expenses paid by the Company to her is less than $11,000.

Executive has incurred various closing costs associated with the Minneapolis, Minnesota purchase and the sale of a residence in Lawrence, Kansas, and the Company has agreed to pay a portion of those closing costs, in the amount of $22,264.50.

Section 17.2 of the Agreement provides that amendments to the Agreement must be in writing and signed by each of the parties to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree to amend and modify the Agreement, effective as of the date hereof, as follows:

1.In order to reflect Executive’s agreement to forego and irrevocably waive the right to receive, and the obligation of the Company to pay, the make-whole bonus described in Section

4.5 of the Agreement, the parties agree that Section 4.5 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 4.5 Intentionally Omitted.”

2.	Clause (3) of Section 4.11 is hereby amended in its entirety to read:

“(3) pay temporary living expenses while Executive secures a more permanent place of residence in the Minneapolis-St. Paul area, such expenses not to exceed $11,000 in the aggregate, and to pay to Executive $22,264.50 for certain closing costs incurred by Executive in purchasing a residence in Minneapolis, Minnesota and selling a residence in Lawrence, Kansas owned by Executive.”

3.No other terms or conditions of the Agreement are amended hereby, and all such terms and conditions of the Agreement shall remain in full force and effect.

4.The parties hereby agree that this Amendment shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Amendment as of the date and year first written above.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Paul L. Snyder

Name:	Paul L. Snyder

Title:	Chair of the Board of Directors

EXECUTIVE

/s/ LuAnn Via
LuAnn Via

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